UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 30, 2006

NitroMed, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50439	22-3159793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Spring Street
Lexington, Massachusetts		02421
(Address of Principal Executive Offices)		(Zip Code)

(781) 266-4000
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Severance Plan

On March 30, 2006, the Board of Directors (“Board”) of NitroMed, Inc. (“NitroMed” or the “Company”), acting upon the recommendation of the Compensation Committee of the Board,  approved and adopted an Executive Severance Benefit Plan (the “Plan”) for the benefit of the Company’s officers. A summary of the Plan is as follows:

Establishment and Purpose of Plan. The Plan has been established by the Board to provide severance benefits to those categories of Company executives designated as participants under the Plan by the Board or the Compensation Committee thereof (the “Participants”), who are terminated on or after March 30, 2006 and prior to the termination of the Plan (the “Covered Period”) and entitled to benefits as provided therein. The Board has determined that all Senior Vice Presidents and Vice Presidents of NitroMed shall be designated as Participants under the Plan, except as specifically provided in the Plan. An officer shall not be eligible to receive benefits under the Plan if, among other things, he or she is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the Plan will supercede such offer letter. In such event, any severance provision contained in such officer’s offer letter from the Company shall remain in effect. In addition, pursuant to offer letters entered into with the Company’s interim Chief Executive Officer, Argeris Karabelas, Ph.D., and the Company’s Chief Operating Officer and Chief Financial Officer, Kenneth M. Bate, on March 20, 2006, Dr. Karabelas and Mr. Bate are not eligible for severance and, accordingly, will not be deemed Participants under the Plan.

Severance Benefits. Subject to the execution of a severance agreement described below, the severance benefits (“Severance Benefits”) provided to eligible Participants who are terminated by the Company without cause (as defined in the Plan) shall consist of:

(i)                                     salary continuation for a period of one (1) year, in the case of Senior Vice Presidents, and six (6) months, in the case of Vice Presidents who are not also Senior Vice Presidents, at the Participant’s base rate of pay (as in effect immediately prior to termination, exclusive of any bonuses, commissions, overtime pay, or other extra forms of compensation and less applicable taxes and withholdings) (the “Severance Pay”); provided that the timing (although not the aggregate amount) of such salary continuation payments shall be adjusted by the Company to the extent necessary so that all payments shall be completed no later than the fifteenth (15th) day of the third (3rd) month of the calendar year following the calendar year in which termination of employment occurred; and provided further that, if the Company determines it necessary in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”), the Severance Pay may be paid in a lump sum; and

(ii)                                  contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage immediately before the Participant’s termination, for a period of one (1) year, in the case of Senior Vice Presidents, and six (6) months in the case of Vice Presidents who are not also Senior Vice Presidents, except that if the employee secures new employment, the Company’s continued contributions toward health and dental coverage shall end when the new employment begins.

Notwithstanding any provision of the Plan to the contrary, if, at the time a Participant’s employment is terminated, the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(ii)

of the Code and the Plan, then any payments under the Plan to the Participant that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be delayed by a period of six (6) months and (i) all payments that would have been made to the Participant during such six (6) month period shall be made in a lump sum in the seventh (7th) month following the date of termination and (ii) all remaining payments shall commence in the seventh (7th) month following the date of termination.

Severance Agreement and Release. As a condition of receipt of Severance Benefits under the Plan, a Participant shall be required to timely sign and return a severance agreement and release in a form prepared by and satisfactory to, the Company (the “Severance Agreement”) and to abide by the provisions of the Severance Agreement. Among other things, the Severance Agreement shall contain a release and waiver of any claims the employee or his/her representatives may have against the Company, its successors, affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims.

Limitations on Eligibility for Severance. A Participant shall not be eligible to receive the Severance Payment if he/she:  (1) voluntarily terminates his/her employment; (2) retires; (3) refuses to accept another position offered by the Company of a comparable or higher base salary that is located within 50 miles of the facility where the Participant performed his/her principal duties for the Company immediately prior to termination; (4) is terminated for cause (as defined in the Plan); (5) is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the Plan shall supercede any such provision; or (6) is terminated under circumstances governed by his/her individual written change-of-control agreement. The Plan is not intended to, nor shall it, provide for any benefits in the event of termination of employment in anticipation of, in connection with, or following a change in control.

Section 409A. All payments and benefits provided under the Plan are intended to either comply with or be exempt from Section 409A of the Code and the Plan shall be administered and construed accordingly, provided, that nothing in the Plan shall constitute an agreement not to withhold any sums required under Section 409A or to assume any liability for withholdings necessary under Section 409A. The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any provisions of the Plan are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

Plan Administration. The Board shall administer the Plan, provided that the Board may delegate any or all of its powers under the Plan to one or more committees of the Board. The Board shall have such powers and discretion as are necessary to discharge its duties, including, but not limited to, interpretation and construction of the Plan, the determination of all questions of eligibility, participation and benefits and all other related or incidental matters, and such duties and powers of plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Board shall decide all such questions in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its decision will be final binding on the Participant, the Participant’s spouse or other dependent or beneficiary and all other interested parties. The Board may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

Amendment or Termination. The Board reserves the right to modify, amend or terminate the Plan in whole or in part at any time. A written instrument executed by an authorized officer of the Company shall effect such amendment, modification or termination. However, in no event shall such amendment, modification or termination reduce or diminish any severance benefits owing under the Plan for terminations of employment prior to the date of such amendment or termination without the consent of the Participant to whom the benefits are owed.

Full Text of Plan. The foregoing description of the Plan is qualified in its entirely by the full text of the Plan and the Summary Plan Description, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

Cash Retention Bonuses

On March 30, 2006, the Board approved, upon the recommendation of the Compensation Committee of the Board, the award of $25,000 cash retention bonuses to each of L. Gordon Letts, Ph.D., the Company’s Senior Vice President, Research and Development and Chief Scientific Officer, and Michael L. Sabolinski, M.D., the Company’s Senior Vice President and Chief Medical Officer.

Item 8.01. Other Events

On March 30, 2006, NitroMed issued a press release announcing that approximately 30 positions in research and development would be eliminated effective March 31, 2006 in a restructuring of the organization. The Company also announced that it will focus on the continued development of both an extended release formulation of its lead product, BiDil® (isosorbide dinitrate/hydralazine hydrochloride), as well as out-licensing and collaborations for its portfolio of nitric oxide-enhancing technologies, including NMI-3377, a late-stage pre-clinical cardio-renal compound. The full text of NitroMed’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NITROMED, INC.

Date: April 5, 2006	By:	/s/ James G. Ham III

James G. Ham III
Vice President of Finance

Exhibit Index.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release of NitroMed, Inc. dated March 30, 2006.